Exhibit 5.1

[Letterhead of Eaton & Van Winkle LLP]

September 21, 2007

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2450

Houston, TX 77002

Re:	Registration Statement on Form S-4 for Exchange of Outstanding 10½% Senior Secured Notes due 2012 for 10½% Senior Secured Notes due 2012 to be registered under the Securities Act of 1933, as amended

Ladies and Gentlemen:

We have acted as special counsel to Dune Energy, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-145480) initially filed by the Company and each of Dune Operating Company, Vaquero Partners LLC and Dune Properties, Inc., as the Company’s wholly-owned domestic subsidiaries (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) on August 15, 2007 (as amended, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $300,000,000 aggregate principal amount at maturity of the Company’s 10½% Senior Secured Notes due 2012 (the “Exchange Notes”) and (ii) the guarantees of the Company’s obligations under the Exchange Notes by the Guarantors (the “Exchange Guarantees”). The Exchange Notes and the Exchange Guarantees are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of the Company’s unregistered 10½% Senior Secured Notes due 2012 (the “Old Notes”) and the guarantees of the Company’s obligations under the Old Notes by the Guarantors (the “Guarantees”), issued on May 15, 2007 in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Old Notes and the Guarantees were, and the Exchange Notes and the Exchange Guarantees will be, issued pursuant to the terms of an Indenture, dated as of May 15, 2007 (as amended, the “Indenture”), among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The terms of the Exchange Offer are described in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with rendering the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, or copies identified to us as substantially execution forms of: (i) the Registration Statement; (ii) the Indenture; (iii) the Exchange Notes; (iv) the Exchange Guarantees; and (v) such records of the Company and the Guarantors and certificates of their officers and of public officials as we have deemed necessary.

Dune Energy, Inc.

September 21, 2007

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals and (iii) the due authorization, execution and delivery of all documents by all parties, the validity and binding effect thereof and the enforceability of the parties’ obligations thereunder (other than the due authorization, execution and delivery of all documents by the Company and Guarantors, the validity and binding effect thereof upon the Company and Guarantors and the enforceability of the Company’s and the Guarantors’ obligations thereunder).

Based upon the foregoing and subject to the qualifications stated herein, when the Registration Statement has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and the Old Notes have been validly exchanged by the Company, we are of the opinion that:

1. The Indenture governing the Old Notes and the Exchange Notes is a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms.

2. The Exchange Notes, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and when issued and delivered upon the completion of the Exchange Offer as described in the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

3. The Exchange Guarantees, when executed by the Guarantors in accordance with the terms of the Indenture and when issued and delivered upon the completion of the Exchange Offer as described in the Registration Statement, will be valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

The opinions rendered above relating to enforceability are subject to the following exceptions, limitations and qualifications: (i) the effect of general principles of equity which may limit the availability of certain rights and remedies, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (ii) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium an other laws applicable to creditors’ rights generally, and (iii) the effect of laws and equitable doctrines (including among others a requirement that the parties to agreements act reasonably and in good faith and in a commercially reasonable manner and give reasonable notice prior to exercising rights and remedies) which may limit the availability or effectiveness or certain waivers, rights and remedies.

We express no opinion as to the enforceability of provisions of the Exchange Notes to the extent that such provisions: (i) state that any party’s failure or delay in exercising rights, powers, privileges or remedies under the Exchange Notes shall not operate as a waiver thereof; (ii) purport to preclude the amendment, waiver, release or discharge of obligations except by an

Dune Energy, Inc.

September 21, 2007

instrument in writing; (iii) purport to indemnify any person for (A) such person’s violations of federal or state securities laws or environmental laws, or (B) any obligation to the extent such obligation arises from or is a result of such person’s own negligence; (iv) purport to establish or satisfy certain factual standards or conditions; (v) purport to sever unenforceable provisions from the Exchange Notes, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instrument; (vi) restrict access to legal or equitable remedies; or (vii) purport to waive any claim arising out of, or in any way related to, the Exchange Notes. In addition, we express no opinion with respect to the enforceability of the indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We express no opinion as to: (i) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Exchange Notes; or (ii) the enforceability of any provision contained in the Indenture relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

We express no opinion as to: (a) any provisions of the Exchange Notes or the Indenture regarding the remedies available to any person (i) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted by the Exchange Notes or the Indenture or (ii) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Exchanges Notes or the Indenture; or (b) the provisions of the Exchange Notes or the Indenture that may provide for interest on interest or penalty interest.

To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We are qualified to practice law in the State of New York and do not purport to be an expert on, or to express any opinion herein concerning, any law other than the present law of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

The opinions contained herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Dune Energy, Inc.

September 21, 2007

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Eaton & Van Winkle LLP

Eaton & Van Winkle LLP